Exhibit 5.1

[Letterhead of HC2 Holdings, Inc.]
October 7, 2020

        RE: HC2 Holdings, Inc.—Rights Offering
Ladies and Gentlemen:
    I am the Chief Legal Officer of HC2 Holdings, Inc., a Delaware corporation (the “Company”). I have acted as counsel in connection with in connection with the issuance by the Company to the holders of its common stock, par value $0.001 (“Common Stock”), Series A Convertible Participating Preferred Stock, par value $0.001 per share, Series A-2 Convertible Participating Preferred Stock, par value $0.001 per share, and Series B Non-Voting Convertible Participating Preferred Stock, par value $0.001 per share (collectively, the “Holders”), of transferable rights (the “Rights”) entitling the Holders of such Rights to subscribe for and purchase, upon exercise of the Rights, up to an aggregate of 28,634,361 shares of Common Stock (the “Shares”).

In rendering the opinions stated herein, I, or attorneys under my supervision, have examined and relied upon the following:
(a)the registration statement on Form S-3 (File No. 333-248695) of the Company relating to equity securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2020 under the Securities Act of 1933 (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on September 23, 2020 (such registration statement including the Incorporated Documents (as defined below) being hereinafter referred to as the “Registration Statement”);
(b)the prospectus, dated September 9, 2020 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(c)the prospectus supplement, dated October 7, 2020 (together with the Base Prospectus and the Incorporated Documents, the “Prospectus Supplement”), relating to the offering of the Rights, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(d)a copy of the Company’s Second Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of August 21, 2020;
(e)a copy of the Company’s Fourth Amended and Restated By-laws, as amended and in effect as of the date hereof;
(f)a copy of certain resolutions of the Board of Directors, adopted on September 9, 2020 and September 22, 2020;
(g)a copy of a certificate, dated October 6, 2020, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware; and
(h)a form of Rights certificate representing the Rights.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
    I am a member of the Bar of the State of New York and the opinion stated below are limited to the laws of the State of New York, the federal laws of the United States and the General Corporation Law of the State of Delaware (“DGCL”). Insofar as the opinions stated herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect the opinions stated herein. My opinions with respect to the DGCL are based solely upon review of the statutory language thereof as in effect on the date hereof and not on any legislative history or judicial decisions or any rules, regulations, guidelines, releases or interpretations thereof.  The opinions stated herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that:
1.    The Rights have been duly authorized by all requisite corporate action on the part of the Company under the DGCL.

2.    The Shares issuable upon exercise of the Rights have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and, when issued upon exercise of the Rights in accordance with the terms of the Prospectus Supplement, and delivered upon payment in full of the consideration payable therefor by the Holders, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

                    Very truly yours,

/s/ Joseph Ferraro, Esq.

                    Joseph Ferraro, Esq., Chief Legal Officer